Exhibit 10.1
May 18, 2006
Mr. Kent McRee
4424 Staten Island Drive
Plano, Texas 75024
Dear Kent,
Claimsnet.com is pleased to offer you the position of President with a starting date no later than May 30, 2006. This position reports to me and will greatly influence the success of Claimsnet.com.
The starting salary for your position is $4,807.69 per bi-weekly pay period.
You will also be eligible for a monthly commission plan associated with a quota to be mutually agreed upon. I will review your progress in 90 days.
As additional incentive, I have made a recommendation to the board of directors of Claimsnet.com that you be granted an option to purchase 1,000,000 shares of Claimsnet.com common stock. The grant date of these options will be the date of approval by the board.
You will also be offered, upon eligibility, the full employee benefit package. The offering of these employee benefits and plans in and of themselves does not signify that an employee will be employed for the requisite time (30 days) necessary to qualify for these benefits and plans.
This letter is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the company have the right to terminate your employment at any time.
If you accept this position, on your first day of employment we will provide additional information about company objectives and policies, benefit programs, general employment conditions and completion of employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. Please contact me if you have any questions about which documents are acceptable.
We are please to be able to offer you this position with Claimsnet.com as a key member of what we feel is a company that offers a tremendous opportunity for personal and professional success. If you have any questions, please do not hesitate to contact me at (972) 458-1701 x112. I look forward to working with you, and believe that you will find your employment a rewarding experience.
Sincerely,
Don Crosbie
CEO